Exhibit 99.1

Contacts:
Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7600	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Reports Fourth-Quarter and Year-End 2005 Results

Company Concludes Successful 2005 With Fourth-Quarter Revenue

Increase of 39% and EBITDA Growth of 43%

WALTHAM, MA, March 2, 2006 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services and energy-efficient MicroFridge® appliances to multi-unit housing locations, today announced its financial results for the fourth quarter and year ended December 31, 2005.

Mac-Gray reported record revenue in the fourth quarter of $69.3 million, an increase of 39% from 2004 fourth-quarter revenue of $49.7 million.  Net income for the quarter was $1.6 million, or $0.12 per diluted share, compared with fourth-quarter 2004 net income of $1.8 million, or $0.14 per diluted share.  Fourth-quarter 2005 net income includes a gain on the change in value of derivative instruments of $217,000 and a pre-tax charge related to the 2005 hurricanes (Katrina & Wilma) of $316,000.  Excluding these items, adjusted net income for the fourth quarter of 2005 was $1.7 million, or $0.12 per diluted share.

Please refer to Table 1, included at the end of this news release, for a reconciliation of reported net income to adjusted net income.

For the fourth quarter, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA), grew $4.2 million, or 43%, to $14.0 million, up from $9.8 million in the fourth quarter of 2004.

Please refer to Table 2, included at the end of this news release, for a reconciliation of reported net income to EBITDA.

Year-End Results

For the year ended December 31, 2005, Mac-Gray reported record revenue of $260.6 million, an increase of 43% from revenue of $182.7 million for 2004.  Net income for 2005 was $12.1 million, or $0.91 per diluted share, compared with $5.3 million, or $0.40 per diluted share, for 2004.  Adjusted net income for 2005 was $5.2 million, or $0.39 per diluted share, compared with $4.7 million, or $0.36 per diluted share, for 2004.

•                  Adjusted net income for 2005 excludes a $10.8 million pre-tax gain on the sale of real estate, a $1.9 million pre-tax gain on the termination of derivative contracts, a $668,000 pre-tax charge for the early extinguishment of debt, and the $316,000 pre-tax charge related to the hurricanes.

•                  Adjusted net income for 2004 excludes a pre-tax charge for early extinguishment of debt of $183,000 and a pre-tax gain on the non-recurring sale of assets of $1.2 million.

For the year ended December 31, 2005, the Company’s EBITDA grew $18.1 million, or 53%, to $52.4 million, up from $34.3 million for 2004.

Please refer to Tables 1 and 2, included at the end of this news release, for a reconciliation of reported net income to adjusted net income, and EBITDA.

Comments on the Fourth Quarter and Year-End Results

“Mac-Gray capped another year of substantial growth with a solid fourth-quarter performance,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer. “Revenue in our core laundry facilities management business was up 54% for the quarter and 55% for the year.  The Western assets we acquired in January 2005 drove the majority of that revenue growth, but we also generated considerable organic growth of 4.3% in our pre-acquisition facilities business primarily due to a record number of new accounts being added during 2005.  Organic growth also was driven by vend increases, conversion from coin to card systems, and the effect of improving apartment occupancy rates in most of our primary markets, continuing a rebound that began in 2004.  The record number of new accounts in 2005 resulted in total capital expenditures, including contract incentives, for the year of $30.9 million.

“Due to the economies of scale afforded by our recent acquisitions, as well as the incremental leverage we derive from our organic growth, we improved annual 2005 EBITDA in our laundry facilities management business, as compared to 2004, by 1.5%, expressed as a percentage of revenue.  Specifically, we saw an incremental improvement in our rent expense, which constitutes the single largest cost in our core business.  This reduction in rent expense, as well as improvement in operating costs, enabled us to grow EBITDA more rapidly than revenue, to a record level in 2005.

“Revenue in our Product Sales group was essentially flat quarter-over-quarter.  A 14% gain within our MicroFridge business was offset by a 20% decline in Laundry Equipment Sales, which had recorded an abnormally strong fourth quarter in 2004.

“For the year, Product Sales were $45.8 million, up 8.5% from $42.2 million in 2004.  For MicroFridge, significant strength in both the hospitality and academic sectors drove 12% sales growth for the division year-over-year.

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“We made good progress during the fourth quarter in addressing MicroFridge’s margin, which remains under pressure from significantly increased cost of products, freight, handling, and storage expenses.  We are initiating price increases, instituting fuel surcharges and eliminating some low-turnover products.  While it remains below historical levels, we improved MicroFridge’s quarterly margin to 21%, compared with 16% in the third quarter.

“Our bottom-line performance in the fourth quarter was affected by several items.  We received a $217,000 gain from the change in value of some derivatives we purchased early in 2005 connected with our January 2005 acquisition.  We also incurred a $316,000 loss related to equipment that was destroyed or damaged by Hurricanes Katrina and Wilma.  Most significantly, interest expense in the quarter was $2.1 million greater than the fourth quarter of 2004 due to incremental borrowing of approximately $110 million for the January 2005 acquisition, as well as approximately 2% higher interest rates associated with the $150 million in bonds we issued in August 2005.

“The new bonds, which provide for a fixed rate and no amortization for 10 years, affords us the financial flexibility to continue to capitalize on accelerating internal growth opportunities, as well as pursue additional acquisitions.  In January 2006, we leveraged those new capital resources when we acquired a New England-based laundry facilities management company for approximately $11.5 million in an all-cash transaction.  That acquisition is expected to contribute approximately $8 million to our 2006 revenue and to increase our competitiveness within our eastern New England markets.

“During the fourth quarter, we reduced our total funded debt by $8.1 million, ending the year at $166.7 million.  We lowered our debt level even while spending $7.4 million in the quarter and $30.9 million for the year on capital expenditures.  Our ability to grow internally and through acquisitions, while reducing debt, reflects the cash flow component of our model and the overall health of our business.

Business Outlook and Financial Guidance

“In 2006, we will continue to execute our ongoing strategy of reinvesting in our core facilities management business and creating a stronger foundation for its organic growth,” said  MacDonald.  “As appropriate, we also will pursue selective acquisition opportunities.  Our outlook for organic growth is promising, particularly as our sales group in the western states enters their second year operating under our business approach and goals.  We enter 2006 with a larger than normal pipeline of new business.

“Another driver for our organic growth in 2006 will be our technology, which remains a key differentiator for Mac-Gray.  Interest in our LaundryView™ product remains very high, aided by increasing media attention.  We were pleased by the licensing arrangement with Syracuse University we announced in January 2006 because it demonstrates that the potential for the LaundryView system is not limited to our existing clients.  We believe that LaundryView will become the industry standard in the years ahead – maximizing our visibility and increasing our opportunities for revenue within the ever-important academic marketplace,” concluded MacDonald.

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Based on ongoing corporate initiatives and current market conditions, Mac-Gray’s guidance for the full year 2006 is set forth below:

•                  Revenue in the range of $270 million to $290 million;

•                  Depreciation and amortization in the range of $33 million to $37 million;

•                  Interest expense in the range of $12 million to $15 million;

•                  An income tax rate of 42% to 43%;

•                  Diluted earnings per share in the range of $0.35 to $0.45; and

•                  Total capital expenditures in the range of $34 million to $37 million, including laundry facilities management contract incentives.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to vacancy rates, no change in the number of shares outstanding in calculating earnings per share data and the earnings impact of the events referenced in this release. There can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, provide a business and financial outlook, and answer questions.  To hear a live broadcast of the call, log onto www.macgray.com or dial (719) 457-2622 or (800) 238-9007 prior to the call.

You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premises for a fixed term, which is generally seven to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray serves approximately 63,000 multi-housing laundry rooms located in 40 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also has entered into agreements with Maytag Corporation to market Maytag’s

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Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry Solutions™, Intelligent Laundry Systems™, LaundryView™, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  MicroFridge® is a registered trademark of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s estimates of revenue, earnings, earnings per share, interest expense, income tax rate, depreciation and amortization expense, and capital expenditures for the full year 2006.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the effect of changes in multi-unit housing sector vacancy rates on the Company’s facilities management revenue, the impact of Hurricane Katrina on the Company’s equipment and operations, the effect of increased fuel costs on the Company’s margins, the Company’s ability to successfully integrate any acquired assets and operations and service the increased debt incurred to finance such acquisitions, as well as the risks that the Company may incur unanticipated costs related to such acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

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MAC-GRAY CORPORATION

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2005	2004	2005

Revenue	$49,676	$69,294	$182,694	$260,623
Cost of revenue:
Cost of route revenues	25,030	37,441	94,765	143,530
Depreciation and amortization	5,289	7,977	20,747	31,337
Cost of products sold	8,717	9,611	29,568	34,695
Total cost of revenue	39,036	55,029	145,080	209,562

Gross margin	10,640	14,265	37,614	51,061

Operating expenses:
Selling, general and administration expenses	6,254	8,679	25,130	31,450
Loss on early extinguishment of debt	—	—	183	668
Loss (gain) on disposition of assets	134	204	(1,208)	(10,735)
Total operating expenses	6,388	8,883	24,105	21,383

Income from operations	4,252	5,382	13,509	29,678

Interest expense, net	(1,129)	(3,215)	(4,312)	(10,939)
Gain related to derivative instruments	—	217	—	1,876
Income before provision for income taxes	3,123	2,384	9,197	20,615
Provision for income taxes	1,328	770	3,934	8,563
Net income	$1,795	$1,614	$5,263	$12,052
Net income per common share–basic	$0.14	$0.12	$0.41	$0.94
Net income per common share–diluted	$0.14	$0.12	$0.40	$0.91
Weighted average common shares outstanding–basic	12,781	12,917	12,702	12,864
Weighted average common shares outstanding–diluted	13,197	13,522	13,028	13,283

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2004	2005

Assets
Current assets:
Cash and cash equivalents	$6,491	$11,046
Trade receivables, net of allowance for doubtful accounts	8,437	10,308
Inventory	5,099	6,398
Prepaid expenses, facilities management rent and other current assets	10,242	8,945
Total current assets	30,269	36,697
Property, plant and equipment, net	89,776	118,459
Goodwill	37,941	37,941
Intangible assets, net	33,950	116,793
Prepaid expenses, facilities management rent and other assets	10,394	13,177
Total assets	$202,330	$323,067

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6,103	$1,185
Trade accounts payable and accrued expenses	15,415	22,420
Accrued facilities management rent	10,685	15,629
Deferred revenues and deposits	803	682
Total current liabilities	33,006	39,916
Long-term debt and capital lease obligations	67,225	165,493
Deferred income taxes	25,464	28,298
Other liabilities	699	759
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 12,782,089 outstanding at December 31, 2004, and 13,443,754 issued and 12,924,340 outstanding at December 31, 2005)	134	134
Additional paid in capital	68,568	69,032
Accumulated other comprehensive income	822	315
Retained earnings	13,283	24,513
	82,807	93,994
Less: common stock in treasury, at cost (661,665 shares at
December 31, 2004 and 519,414 shares at December 31, 2005)	(6,871)	(5,393)
Total stockholders’ equity	75,936	88,601
Total liabilities and stockholders’ equity	$202,330	$323,067

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2005	2004	2005

Net income, as reported	$1,795	$1,614	$5,263	$12,052

Income before provision for income taxes, as reported	$3,123	$2,384	$9,197	$20,615
Gain on non-recurring sale of assets	—	—	(1,218)	(10,767)
Gain related to derivative instruments	—	(217)	—	(1,876)
Loss related to 2005 hurricanes	—	316	—	316
Loss on early extinguishment of debt	—	—	183	668
Income before provision for income taxes, as adjusted	3,123	2,483	8,162	8,956
Provision for income taxes, as adjusted	1,328	802	3,491	3,717

Net income, as adjusted	$1,795	$1,681	$4,671	$5,239

Diluted earnings per share, as adjusted	$0.14	$0.12	$0.36	$0.39

To supplement the Company's unaudited consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income. Management believes presentation of this measure is appropriate to enhance an overall understanding of our historical financial performance and future prospects. Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company's financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(In thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2005	2004	2005

Net income, as reported	$1,795	$1,614	$5,263	$12,052

Income before provision for income taxes, as reported	$3,123	$2,384	$9,197	$20,615
Gain on non-recurring sale of assets	—	—	(1,218)	(10,767)
Gain related to deravitive instruments	—	(217)	—	(1,876)
Loss related to 2005 hurricanes	—	316	—	316
Loss on early extinguishment of debt	—	—	183	668
Income before provision for income taxes, as adjusted	3,123	2,483	8,162	8,956
Provision for income taxes, as adjusted	1,328	802	3,491	3,717

Net income, as adjusted	1,795	1,681	4,671	5,239

Interest expense, net	1,129	3,215	4,312	10,939
Provision for income taxes, as adjusted	1,328	802	3,491	3,717
Depreciation and amortization	5,553	8,336	21,794	32,526

EBITDA, as adjusted	$9,805	$14,034	$34,268	$52,421

EBITDA, as adjusted is defined herein as income before provision for income taxes, depreciation and amortization expense, gain on non-recurring sale of assets, loss related to 2005 hurricanes, loss on early extinguishment of debt and interest expense.  EBITDA, as adjusted  should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles.  EBITDA, as adjusted is presented because we believe that certain investors may find it to be a useful tool for measuring Mac-Gray's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.  We have provided the GAAP measure, cash flows provided by operating activities, below for comparison.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended
	December 31,
	2004	2005
Cash flows from operating activities:
Net income	$5,263	$12,052
Adjustments to reconcile net income to net cash flows provided by operating activities, net of effects of acquisitions:
Depreciation and amortization	21,794	32,526
Loss on early extinguishment of debt	183	668
(Decrease) increase in allowance for doubtful accounts and lease reserves	(553)	206
Gain on sale of assets	(1,208)	(10,735)
Director stock grants	37	62
Non-cash interest expense (income)	1,368	(1,680)
Deferred income taxes	4,018	5,103
Tax benefit from exercise of stock options	201	263
Decrease (increase) in accounts receivable	821	(2,077)
Decrease (increase) in inventory	563	(300)
Increase in prepaid expenses, facilities management rent and other assets	(913)	(5,383)
Increase in accounts payable, accrued facilities management rent and accrued expenses	5,736	10,233
Decrease in deferred revenues and customer deposits	(202)	(121)
Net cash flows provided by operating activities	37,108	40,817

Cash flows from investing activities:
Capital expenditures	(17,826)	(26,380)
Payments for acquisitions, net of cash acquired	(41,454)	(109,159)
Proceeds from sale of assets	2,179	12,373
Net cash flows used in investing activities	(57,101)	(123,166)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(1,396)	(1,390)
Borrowings on 2005 Senior Notes	—	150,000
Borrowings on 2005 term credit facility	—	80,000
Payments on 2005 term credit facility	—	(80,000)
Borrowings on 2003 Senior Secured Credit Facility and mortgage note payable	22,071	—
Payments on 2003 term credit facility and mortgage note payable	(5,120)	(33,880)
Borrowings (payments) on revolving credit facility, net	5,217	(22,984)
Proceeds from termination of derivative instruments	—	782
Financing costs	(297)	(6,218)
Proceeds from issuance of common stock	95	201
Proceeds from exercise of stock options	618	393
Net cash flows provided by financing activities	21,188	86,904

Increase in cash and cash equivalents	1,195	4,555
Cash and cash equivalents, beginning of period	5,296	6,491
Cash and cash equivalents, end of period	$6,491	$11,046